UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 13, 2005

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(818) 871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement	1

Item 9.01 Financial Statements and Exhibits	1
EX-10.1

(i)

Item 1.01 Entry into a Material Definitive Agreement

     2005 Employee Bonus Plan

     On May 13, 2005, the Board of Directors and the Compensation Committee of the Board of Directors of Ixia (the “Company”) approved the Company’s 2005 Employee Bonus Plan (the “Bonus Plan”) under which employees of the Company, including the Company’s executive officers, are eligible to receive quarterly cash bonuses based on the extent to which the Company achieves certain pre-established quarterly financial performance goals. All executive officers of the Company, other than David Anderson, Senior Vice President, Worldwide Sales and Business Development Operations, and Joseph Noble, Vice President, Asia Pacific Sales, are eligible to receive bonuses under the Bonus Plan. Messrs. Anderson and Noble are eligible to receive sales commissions in lieu of participation in the Bonus Plan.

     Under the terms of the Bonus Plan and depending on the extent to which the Company achieves certain pre-established quarterly operating income goals, each of the Company’s executive officers (other than Messrs. Anderson and Noble) is eligible to receive quarterly cash bonuses for 2005. Bonuses become payable under the Bonus Plan for any quarter only if the Company achieves at least 75% of the quarterly operating income goal for that quarter, and the bonus amounts payable under the Plan increase depending on the extent to which the 75% threshold is exceeded. For example, based on the formula set forth in the Bonus Plan, if the Company were to achieve 80% of each quarterly operating income goal for 2005, the Company’s President and Chief Executive Officer would receive quarterly bonuses that would in the aggregate equal 59.5% of his 2005 annual base salary, and the Company’s other eligible executive officers would receive quarterly bonuses that would in the aggregate equal 29.8% of their respective 2005 annual base salaries. By way of further example, if the Company were to achieve 120% of each quarterly operating income goal for 2005, the Company’s President and Chief Executive Officer would receive quarterly bonuses that would in the aggregate equal 102.0% of his 2005 base salary, and the Company’s other eligible executive officers would receive quarterly bonuses that would in the aggregate equal 51.0% of their respective 2005 annual base salaries.

     The Compensation Committee of the Company’s Board of Directors also has the discretion to re-allocate quarterly bonus payments among the Company’s executive and non-executive officers (other than the Company’s President and Chief Executive Officer) and to increase or decrease the quarterly bonus payable to the Company’s President and Chief Executive Officer. In the event that the Company’s operating income for 2005 meets or exceeds the sum of the pre-established quarterly operating income goals, the Compensation Committee will have the further discretion to increase the bonuses payable to the Company’s executive officers, including the Company’s President and Chief Executive Officer, for the fourth quarter of 2005. The Company’s Board of Directors will under such circumstances also have the discretion to increase the bonuses payable to the Company’s other employees for such quarter.

     The Bonus Plan also allows the Compensation Committee to from time to time award additional discretionary bonuses to the Company’s eligible executive officers, including the Company’s President and Chief Executive Officer, provided that certain conditions are met. The

Company’s President and Chief Executive Officer is also authorized under the Bonus Plan to award such discretionary bonuses to other employees of the Company.

     The foregoing description of the Bonus Plan is qualified in its entirety by reference to the copy of the Bonus Plan which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

The following exhibit is furnished as a part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Ixia 2005 Employee Bonus Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia
Dated: May 19, 2005	By:	/s/ ERROL GINSBERG
Errol Ginsberg
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Ixia 2005 Employee Bonus Plan

5